                                                                    EXHIBIT 10.7

                  SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA
                          SALARY CONTINUATION AGREEMENT
                                     BETWEEN
                  SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA
                                       AND
                                RICHARD L. GARNER

      This SALARY CONTINUATION AGREEMENT (this "Agreement") is made and entered into as of this 11th day of July, 2001, by and between RICHARD L. GARNER, an individual (the "Executive"), and SOUTHERN COMMUNITY BANK OF SOUTHWEST FLORIDA, a state-chartered commercial bank located in Bonita Springs, Florida (the "Company").

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

      The Agreement is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a member of a select group of management or highly compensated employees) pursuant to Section 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).

                                    AGREEMENT

      The Executive and the Company agree as follows

                                    ARTICLE 1
                                   DEFINITIONS

      Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

      1.1 "Cause" shall mean: (i) fraud; (ii) embezzlement; (iii) conviction of the Executive of any felony; (iv) dereliction of duties; or (v) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive's duties, responsibilities and obligations under this Agreement; (vi) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (vii) intentional material damage to the property or business of the Company; (viii) gross negligence; or (ix) the ineligibility of the Executive to perform his duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

      1.2 "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock; provided, however, that the formation by the Company of a bank holding company which acquires all or substantially all of the shares of the Company's voting common stock shall not be deemed a Change of Control for purposes of this Agreement.

      1.3 "Code" means the Internal Revenue Code of 1986, as amended

      1.4 "Disability" means the Executive's inability as a result of any physical or mental incapacity due to injury or sickness to perform each of his material duties for the Company on a fulltime basis for a period of six (6) months with or without reasonable accommodation.

      1.5 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or Termination of Employment following a Change of Control.

      1.6 "Early Termination Date" means the month, day and year in which Early Termination occurs

      1.7 "Effective Date" means July 01, 2001

      1.8 "Normal Retirement Age" means the last day of the Plan Year in which the Executive's 65th birthday occurs.

      1.9 "Normal Retirement Date means the later of the Normal Retirement Age or Termination of Employment.

      1.10 "Plan Year" means a twelve-month period commencing on July lst and ending on June 30th of the following calendar year.

      1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company.

      1.12 "Year of Service" means a complete year of employment with the Company subsequent to the Effective Date.

                                    ARTICLE 2
                                LIFETIME BENEFITS

      2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

            2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $66,547 (Sixty-six Thousand Five Hundred Forty-seven Dollars.) Any changes in the annual benefit shall require the recalculation of Schedule A.

            2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The annual benefit shall be paid to the Executive for fifteen (15) years.

            2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

      2.2 Early Termination Benefit: Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

            2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in ten percent (10%) of the accrual balance set forth in Schedule A for each Year of Service until the Executive becomes one hundred percent (100%) vested in the accrual balance for the Plan Year most recently completed at Termination of Employment. Interest is added to the vested accrual balance at 7.5% annual rate, compounded monthly, until commencement of payments. The annual benefit is the total of twelve monthly benefits. The monthly benefit is the amount required to fully amortize the accumulated vested accrual balance and interest over the payment term, including 7.5% annual interest, compounded monthly. Any changes in benefit amount in Section 2.1.1 shall require the recalculation of Schedule A.

            2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

            2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3

      2.3 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

            2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the Change of Control Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date of Termination of Employment, determined by vesting the Executive in one-hundred percent (100%) of the benefit set forth in Section 2.1.1.

            2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

            2.3.3 Benefit Increases Benefit payments may be increased as provided in Section 2.1.3.

      2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

            2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability Annual Benefit set forth in Schedule A~ for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs, determined by vesting the Executive in one hundred percent (100%) of the accrual balance for the Plan Year most recently completed at Termination of Employment. Interest is added to the accrual balance at 7.5% annual rate, compounded monthly, until commencement of payments. The annual benefit is the total of twelve monthly benefits. The monthly benefit is the amount required to fully amortize the accumulated accrual balance and interest over the payment term, including 7.5% annual interest, compounded monthly. Any changes in benefit amount in Section
      2.1.1 shall require the recalculation of Schedule A.

            2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age. The annual benefit shall be paid to the Executive for fifteen (15) years.

            2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

                                    ARTICLE 3
                                 DEATH BENEFITS

      If the Executive dies prior to the expiration of this Agreement, the Company shall pay to the Executive's beneficiary a benefit equal to the accrual balance set forth on Schedule A for the Plan Year most recently completed prior to the Executive's death, in a lump sum, within 60 days following the Executive's death. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                                    ARTICLE 4
                                  BENEFICIARIES

      4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

      4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

      5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for Cause.

      5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

      5.3 Competition after Termination of Employment. The Company shall not pay any benefit, or shall cease paying benefits, under this Agreement if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any other federally insured depository institution headquartered or having a physical presence in any county in the State of Florida in which the Company or its affiliates have a physical presence or conduct business operations, which institution is, or may deemed to be, competitive with any business carried on by the Company, within a period of one (1) year following Termination of Employment. In the event the Company determines that the Executive has violated the conditions of this Section 5.3 after receiving benefits under this Agreement, the Executive shall repay to the Company an amount equal to the benefits paid hereunder, with interest. This
Section 5.3 shall not be applicable in the case of Termination of Employment following a Change in Control.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

      6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

      This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

      8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

      8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

      8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

      8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

      8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.9 Administration and Record-keeping Authority. Except as otherwise specifically provided herein, the Company shall have the sole responsibility for and the sole control of the operation, administration, and record-keeping of this Agreement and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Agreement, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:

            (i) Resolve and determine all disputes or questions arising under the Agreement, including the power to determine the rights of the Participant and beneficiaries and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Agreement;

            (ii) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Agreement and as are consistent with the Agreement;

            (iii) Implement the Agreement in accordance with its terms;

            (iv) Establish and revise the method of accounting for the Agreement; and

            (v)   Maintain a record of benefit payments.

      8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                                         COMPANY:

                                                   SOUTHERN COMMUNITY BANK OF
                                                   SOUTHWEST FLORIDA

  /s/  Richard L. Garner                           By:   /s/  Clark D. Jensen
------------------------------                        --------------------------
RICHARD L. GARNER                                  Title:  Director
                                                         -----------------------

                          Salary Continuation Agreement
                                Richard L. Garner
                                   Schedule A

                                    Early                                 Early
                                    Termination                           Termination        Change of Control     Disability
Plan     Benefit     Accrual        Vesting          Vested Accrual       Annual Benefit     Annual Benefit        Annual Benefit
Year     Level       Balance        Schedule         Balance              Payable at 65      Payable at 65         Payable at 65
------   -------     -------        -----------      --------------       --------------     -----------------     --------------
   1     52,593      12,918            10%                1,292                  512              52,593                5,122
   2     52,593      26,839            20%                5,368                1,975              52,593                9,876
   3     52,593      41,840            30%               12,552                4,286              52,593               14,286
   4     52,593      58,007            40%               23,203                7,352              52,593               18,380
   5     52,593      75,428            50%               37,714               11,089              52,593               22,178
   6     52,593      94,201            60%               56,521               15,421              52,593               25,702
   7     52,593      114,433           70%               80,103               20,281              52,593               28,973
   8     52,593      136,234           80%              108,987               25,607              52,593               32,008
   9     52,593      159,729           90%              143,756               31,342              52,593               34,825
  10     52,593      185,047          100%              185,047               37,438              52,593               37,438
  11     52,593      212,330          100%              212,330               39,863              52,593               39,863
  12     52,593      241,732          100%              241,732               42,114              52,593               42,114
  13     52,593      273,416          100%              273,416               44,202              52,593               44,202
  14     52,593      307,560          100%              307,560               46,140              52,593               46,140
  15     52,593      344,355          100%              344,355               47,939              52,593               47,939
  16     52,593      384,006          100%              384,006               49,607              52,593               49,607
  17     52,593      426,736          100%              426,736               51,156              52,593               51,156
  18     52,593      472,782          100%              472,782               52,593              52,593               52,593
